SEPTEMBER 20, 2001

SAUER-DANFOSS INC. ANNOUNCES THIRD QUARTER DIVIDEND OF $0.07 PER SHARE

AMES, Iowa, USA, September 20, 2001 - Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced that its board of directors has declared a cash dividend of $0.07 per share for the third quarter ended September 30, 2001.  The dividend is payable on October 15, 2001, to stockholders of record as of September 28, 2001.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components, and electronics for use primarily in applications of mobile equipment.  Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the Americas, and the Asia-Pacific region, and principal business centers in Ames, Iowa; Neumünster, Germany; and Nordborg, Denmark.  More details online at www.sauer-danfoss.com.

For further information please contact:
Sauer-Danfoss Inc. - Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com